Exhibit 99

The Procter & Gamble Company International Stock Ownership Plan
(As Amended and Restated on November 18, 2021)

SECTION 1. PURPOSE
The purpose of The Procter & Gamble Company International Stock Ownership Plan (as amended and restated) (the “Plan”) is to encourage eligible employees who are not residents of the United States to make and continue careers with the participating subsidiaries and affiliates of The Procter & Gamble Company by providing eligible employees with a convenient way to (a) obtain a beneficial interest in The Procter & Gamble Company and (b) invest on a regular and long-term basis.

SECTION 2. DEFINITIONS
As used in the Plan, the following terms shall have the following meanings:
2.1.
“Account” means the account or accounts established and maintained on behalf of each Member, consisting of amounts attributable to Deposits under the Plan and amounts attributable to Participating Company Contributions. A Member’s Account may also accept and maintain Special Plan Event funds on behalf of Members.

2.2.
“Additional Deposits” means the payroll deduction contributions and the lump sum payment of any Special Additional Deposits, or contributions paid by an alternate means if required under local law and authorized by P&G and/or the Participating Company, made to an Account by a Member that the Participating Company does not Match.

2.3.
“Agency” means, with respect to each Jurisdiction, any governmental authority charged with the responsibility of administering, interpreting, or enforcing those laws of that Jurisdiction that may pertain to the Plan.

2.4.
“Base Pay” means the portion of an Employee’s compensation paid or payable for each Pay Period by the Participating Company while the individual is an Employee for his or her Service to the Participating Company, consisting of salary or wages at the base rate for the Pay Period, but excluding other forms of remuneration as determined by the Participating Company. By way of example only and not by way of limitation, Base Pay does not include salary continuance, severance benefits, redundancy pay, termination indemnities and other post-employment benefits, as well as shift differentials, overtime, bonuses, and awards.

2.5.
“Basic Deposits” means the payroll deduction contributions (or contributions paid by an alternate means if required under local law and authorized by P&G and/or the Participating Company) made to the Plan by a Member that the Participating Company will Match.

2.6.
“Beneficiary” means the beneficiary or beneficiaries designated in accordance with established administrative procedures to receive the amount, if any, payable under the Plan upon the death of a Member.

2.7.	“Board” means the Board of Directors of P&G.

2.8.
“Bonus Match” means the opportunity for a Member to receive an enhanced amount of matching contributions made by a Participating Company for the one-year period starting with the first day of the Pay Period coincident with or next following the first Entry Date that an individual may first become a Member, and ending with the last day of the Pay Period during which the one-year anniversary of such start date occurs (such period, the “Bonus Match Period”).

2.9.
“Broker” means any third party selected by P&G to maintain Member Accounts, act as transfer agent for purchases and sales of Shares under the Plan, and perform other administrative and recordkeeping duties connected with the Plan.

2.10.	“Cash Reserves” means the cash or cash equivalent investments that may be held by a Broker and/or a Custodian.
2.11.	“Compensation Committee” means the Compensation & Leadership Development Committee of the Board.
2.12.	“Custodial Agreement” means any agreement between the Custodian and P&G establishing or continuing a Plan Fund, and any associated subsidiary custodial agreement or fiduciary agreement.
2.13.	“Custodian” means the custodian of any Plan Fund established pursuant to a Custodial Agreement under the Plan.
2.14.	“Deposits” means Basic Deposits or Additional Deposits (including any Special Additional Deposits that may be permitted), or both, as the context may require.
2.15.	“Disability” means the permanent and total disability of a Member, as determined by the Participating Company in accordance with its employment policies and practices.
2.16.	“Dividends” means any cash, stock, and/or split stock payments for Shares held by Members.
2.17.	“Effective Date” means the first date each Participating Company makes this amended and restated Plan available to its eligible Employees.
2.18.
“Employee” means, as determined by a Participating Company, any individual who is treated as an active employee by the Participating Company and who is on the payroll of the Participating Company for a Jurisdiction, but excluding any employee who (a) by reason of a negotiated collective bargaining or other trade union agreement, or applicable labor laws or Agency rules for a Jurisdiction, is excluded from membership in the Plan or (b) by reason of Section 16 of the United States Securities and Exchange Act of 1934, is required to report his or her trading in Shares under such Act. In no event will an individual who has a Termination from Service or incurs a Disability be treated as an Employee unless and until he or she resumes Service.

2.19.
“Entry Date” means (a) the Effective Date for each Participating Company or (b) the day an eligible Employee of a Participating Company in a Jurisdiction elects to become a Member of the Plan and is enrolled in the Plan following the Effective Date for that Jurisdiction.

2.20.
“Investment Date” means the day the Broker or Custodian, as applicable, invests Deposits and Participating Company Contributions in Shares, which shall be on a single business day of the New York Stock Exchange each week and within a reasonable time of receipt of cash or cash equivalents from the Participating Company.

2.21.	“Jurisdiction” means (a) the laws of a country that may directly or indirectly pertain to the Plan, or its administration or operation, or (b) such country.
2.22.	“Match” means the matching contributions made by a Participating Company with respect to a Member’s corresponding Basic Deposits.

2.23.	“Mature” means, unless as otherwise determined in accordance with Section 3.4.:
•	For Basic Deposits or Participating Company Contributions made on behalf of a Member, the day after the second anniversary of the date that the Share was acquired on behalf of the Member;
•	For Additional Deposits, the day that the Share was acquired on behalf of a Member;
•	For Special Plan Event funds, the date as determined prior to such allocation and as the context may require; and
•
For Dividends, the day on which P&G Shares are acquired using reinvested Dividends; provided, however, that split stock payments made to the Plan for Shares held under the Plan will become Mature on the same basis as the Shares to which they are attributed and any Dividends on non-P&G Shares will become Mature immediately on the date they are paid (and will not be reinvested in additional non-P&G Shares).

2.24.	“Member” means any Employee participating in the Plan.
2.25.	“Net Match” means the reduced Match contributed to the Member’s Account in accordance with Section 7.2.
2.26.	“P&G” means The Procter & Gamble Company.
2.27.
“P&G Company” means (a) P&G, (b) any direct or indirect wholly-owned subsidiary of P&G, (c) any other subsidiary or affiliate of P&G designated as such by P&G, (d) any successor to the foregoing or (e) any of them.

2.28.
“Participating Company” means a P&G Company with operations outside the United States that has adopted the Plan, or any successor that has so adopted the Plan, or any of them, as the context may require.

2.29.	“Participating Company Contributions” means the Match made by a Participating Company on behalf of a Member.
2.30.	“Pay Period” means the pay period used by a Participating Company from time to time.
2.31.	“Plan” means this Procter & Gamble Company International Stock Ownership Plan, as the same may be amended from time to time.
2.32.	“Plan Administrator” has the meaning set forth in Section 3 of the Plan.

2.33.	“Plan Fund” or “Fund” means the assets held under any Custodial Agreement, which can be in the form of shares, cash or such other property the Plan deems eligible for acceptance and maintenance.
2.34.	“Plan Year” means the fiscal year of P&G, which is the 12-month period commencing each July 1.
2.35.
“Sales Date” means, for transactions conducted by a Custodian, the single day of each calendar week chosen by the Custodian to sell Shares that is a business day on both (a) on the New York Stock Exchange and (b) in the Jurisdiction of the Custodian following receipt of a sale request, or as soon as administratively practical thereafter; provided, however, for the sale of any non-P&G Shares, the Sales Date may be as defined herein or any such other date that is determined by P&G.

2.36.
“Service” means, as determined by a Participating Company, regular full-time active employment by an individual with any P&G Company (whether or not as an eligible Employee), unless otherwise required under applicable local law (as determined by P&G and/or the Participating Company). The period of an employee’s Service shall end upon his or her applicable Termination from Service and to compute the length of an employee’s Service for any purpose under the Plan, his or her Service before and after a Termination from Service shall be combined. Service may also include any additional period of employment (a) as required by an Agency for a Jurisdiction or (b) with the consent of P&G, upon such uniform terms and conditions as the Participating Company may establish; provided, however, that, in no event shall any period of time be credited as Service more than once under the Plan.

2.37.	“Share” means a share of the common stock, without par value, of P&G and/or the share of common stock of such other company that P&G deems eligible for acceptance and maintenance under the Plan.
2.38.
“Share Value” means, for a Valuation Date, (a) the average price per Share purchased by the Broker or Custodian, as applicable, on an Investment Date for purposes of any investment in Shares, (b) the open market price of a Share on a Sales Date for any Shares sold by the Broker, or (c) the average price per Share sold by the Custodian on a Sales Date for purposes of any sales of Shares.

2.39.
“Special Additional Deposits” means Additional Deposits that the Participating Company does not Match that may be permitted by P&G and/or the Participating Company but that are not necessarily made by means of payroll deduction.

2.40.
“Special Plan Events” means the context within which P&G approves the acceptance and maintenance of additional funds, securities, or other property under the Plan that are not attributable to either Deposits or Participating Company Contributions.

2.41.
“Termination from Service” means the first date a Member no longer performs (or is considered as performing) Service with respect to each continuous period of Service, as determined by a Participating Company.

2.42.	“Unallocated Account” means the account where cash contributions, earnings, dividends, or Shares, if any, not allocated to Members’ Accounts are held, unless otherwise determined by P&G.

2.43.
“Valuation Date” means (a) for purposes of any acquisition of Shares under the Plan, each Investment Date, (b) for purposes of disposing Shares under the Plan, each Sales Date, and (c) for all other purposes under the Plan, any other date on which a Share Value is obtained by reference to the closing price per Share on a business day on the New York Stock Exchange, unless otherwise determined by P&G.

2.44.	“Vested Interest” means the portion of a Member’s Account that has become nonforfeitable.
2.45.	“Year of Service” means 12 full or partial calendar months, whether or not continuous, during which an employee is in Service, as determined by a Participating Company.

SECTION 3. ADMINISTRATION OF THE PLAN
3.1.	Plan Administrator
The Plan Administrator shall be the Compensation Committee. The Compensation Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee thereof. Further, to the extent permitted by law, the Compensation Committee may, from time to time, delegate to one or more officers of P&G such administrative duties or powers as it may deem advisable, and the Compensation Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Compensation Committee, the subcommittee or such person may have under the Plan. To the extent of any such delegation to a subcommittee and/or officers, references in the Plan to the Compensation Committee will be deemed to be references to such subcommittee and/or officers.
3.2.	Administrative Responsibility
P&G (through the Plan Administrator) shall have overall responsibility for the administration, interpretation, and operation of the Plan in all Jurisdictions; provided, however, that the Participating Company in each Jurisdiction shall have responsibility for the day-to-day administration and operation of the Plan with respect to its employees. The Plan Administrator shall have responsibility under the Plan for overseeing the Broker or the Custodian, as applicable, in accordance with the terms and conditions of the Plan. The Plan Administrator shall periodically audit and review the performance and methods of the Broker or Custodian, as applicable, under the Plan and may appoint and remove or change any such Broker or Custodian, as applicable.
All decisions, determinations, constructions, or interpretations the Plan Administrator, P&G or a Participating Company may make under the Plan shall be made in the sole discretion of the Plan Administrator, P&G, or the Participating Company, as the case may be, within the purview of their authority under the Plan, and shall be final, binding, and conclusive on all interested persons.
Both the Participating Company and P&G shall be afforded the maximum deference permitted in a Jurisdiction for their actions hereunder. In the case of any inconsistency or conflict between a decision, determination, construction, or interpretation by P&G and the Participating Company, the decision, determination, construction, or interpretation by P&G shall control.

3.3.	Use of Agents
P&G, the Plan Administrator or the Participating Company may engage such certified public accountants, who may be accountants for P&G, the Plan Administrator or the Participating Company, such legal counsel, who may be counsel for the Plan Administrator, P&G or the Participating Company, and make use of such agents and clerical or other personnel, as P&G, the Plan Administrator or the Participating Company shall require or may deem advisable for purposes of meeting their responsibilities under the Plan. P&G, the Plan Administrator or the Participating Company may rely upon the written opinion of such counsel and such accountants or such other experts to which it reasonably delegates responsibilities. P&G, the Plan Administrator or the Participating Company may delegate to any such agent its authority to perform any of its responsibilities, or revoke the authority of any agent.
3.4.	Rules to Accommodate Local Laws
P&G and/or the Plan Administrator, with the consent of the applicable Participating Company, may adopt special rules and procedures that they deem necessary or appropriate for the operation and administration of the Plan, including, but not limited to, special rules and procedures to accommodate the requirements of local laws or procedures and/or to accommodate common local practices, customs, or policies, as well as any sub-plan. These rules will take precedence over conflicting provisions of this Plan; provided, however, that, for purposes of applicable stock exchange rules, no rule may be effective without shareholder approval if it (a) would materially increase the benefits accruing to Members under the Plan, (b) would materially increase the number of securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan, or (d) must otherwise be approved by the shareholders of P&G in order to comply with applicable law or the rules of the New York Stock Exchange or, if the P&G Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the P&G Shares are traded or quoted.
3.5.	No Personal Liability
No employee, officer or member of the board of directors or equivalent governing body of P&G or any P&G Company shall be personally liable by reason of any contract or other instrument duly executed by him or her, or on his or her behalf, in respect of the Plan, nor for any mistake of judgment made in good faith.

SECTION 4. MAXIMUM NUMBER OF P&G SHARES ISSUABLE UNDER THE PLAN
Subject to adjustment as provided in Section 14.4, the maximum aggregate number of P&G Shares that may be issued under the Plan shall be 30,000,000 and shall consist of P&G Shares purchased on the open market. If the number of P&G Shares to be purchased with amounts held in an Unallocated Account exceeds the number of P&G Shares then available under the Plan, a pro rata allocation of the P&G Shares remaining available for purchase shall be made in as uniform a manner as practicable. If any P&G Shares purchased under the Plan are forfeited or canceled, the shares shall again be available for issuance under the Plan.

SECTION 5. MEMBERSHIP
5.1.	Eligibility
Subject to the following provisions of this Section 5, each Employee in Service with a Participating Company shall become eligible for membership in the Plan on the date he or she commences Service, subject to any specific eligibility requirements adopted by the applicable Participating Company. Membership in the Plan by eligible Employees shall be wholly voluntary.
5.2.	Enrollment
5.2.1.
An Employee may become a Member by enrolling in the Plan in accordance with established administrative procedures. The new Member will be eligible to make Deposits commencing on the first day of the Pay Period coincident with or next following the Entry Date, or as soon as administratively practicable thereafter.

5.2.2.
The Employee must activate an account with the Broker or Custodian, as applicable, including agreeing to the terms and conditions of the account and providing any tax documents, personal information such as address, and other forms required by the Broker or Custodian, as applicable.

5.3.	Termination of Membership
The Plan membership of an Employee in a Jurisdiction shall cease for purposes of making Deposits when no longer an eligible Employee of the Participating Company in that Jurisdiction.
5.4.	Members’ Accounts
The Broker or Custodian, as applicable, shall establish and maintain an Account for each Member showing the Member’s holdings under the Plan. Members may view the statements for such Account at any time by electronically accessing the online system established by the Broker or Custodian, as applicable, for such purpose. Any Member without access to the online system shall receive written statements of the value of his or her Account on an annual basis and upon any payment to him or her, unless otherwise determined by P&G.

SECTION 6. MEMBER DEPOSITS
6.1.	Deposits
6.1.1.
Except for Special Additional Deposits, a Member may elect to make Deposits under the Plan only through payroll deductions, unless payroll deductions are not permitted under local law, in which case Members may be permitted to contribute to the Plan by an alternative method, as determined by P&G and/or the Participating Company.

6.1.2.	To the extent permitted by applicable law and subject to Section 6.1.7., a Member may elect Basic Deposits under the Plan of up to 5% of Base Pay for a Pay Period in whole percentages.

6.1.3.
Subject to section 6.1.7., where permitted by P&G and the Participating Company, a Member may elect to make Additional Deposits of up to 15% of Base Pay in addition to Basic Deposits or without making Basic Deposits.

6.1.4.
Subject to Section 6.1.1, the Member’s election to make Deposits shall be applied to reduce the whole percentages of the Member’s Base Pay which would otherwise be paid for any Pay Period during which such election is in effect, and the Participating Company shall pay to the Plan an amount of Deposits for such Pay Period equal to such reduction in the Member’s Base Pay in the manner provided in Section 6.4. In the event that Deposits are not of sufficient amount to purchase 0.001 of a Share, the Deposit shall be forfeited.

6.1.5.	Any election by a Member to make Deposits shall be a continuing election for all subsequent Pay Periods until changed or until the Member ceases participation in the Plan.
6.1.6.
Unless otherwise required by applicable local law, a Member’s Deposits for a Jurisdiction shall be automatically suspended during the period of time that the Member (a) is no longer an eligible Employee even if still employed by a P&G Company, (b) ceases to receive Base Pay, (c) incurs a Disability, or (d) remains in Service after the termination of the Plan. The Participating Company shall determine whether a Member’s Deposits for a Jurisdiction continue during a leave of absence.

6.1.7.
To the extent permitted by applicable law, the Plan Administrator, in its sole discretion, may determine it is necessary or appropriate to increase the amount that Members may contribute to the Plan pursuant to Sections 6.1.2. and 6.1.3.; provided that the percentage of a Member’s Base Pay under Section 6.1.2. for Basic Deposits may not exceed 20% and the percentage of a Member’s Base Pay under Section 6.1.3. for Additional Deposits may not exceed 50%.

6.2.	Deposit Election Changes
Within the limitations set forth in Section 6.1., a Member may increase, decrease, temporarily suspend, or restart contributions of Deposits. Election changes take effect as of the first day of the Pay Period following the date that the election is received by P&G, the Participating Company, and/or the Broker or Custodian, as applicable, or as soon as administratively practicable thereafter. Election changes must be made in accordance with established administrative procedures. Suspension of deposits will not terminate membership in the Plan.
6.3.	Special Additional Deposits
6.3.1.
The Member may be able to make Special Additional Deposits, to the extent permitted by P&G and/or the Participating Company and applicable law. Special Additional Deposits shall be treated as Additional Deposits for all purposes under the Plan.

6.3.2.	Special Additional Deposits, if permitted, may be made in a lump sum payment of any amount up to 15% of Base Pay in accordance with established administrative procedures.

6.4.	Payment to Plan
The Participating Company shall deliver or cause to be delivered, in cash or cash equivalents, to the Plan all (a) Deposits for Pay Periods and (b) all Special Additional Deposits, within a reasonable period following the date on which the Deposits and Special Additional Deposits are contributed to the Plan.

SECTION 7. PARTICIPATING COMPANY CONTRIBUTIONS
7.1.	Amount of Match
7.1.1.
Except as provided in Section 6.2. or the Member is eligible for the Bonus Match pursuant to Section 7.3. and subject to Section 7.4., the Participating Company shall contribute to the Plan a Match equal to 50% of the Member’s Basic Deposits for each Pay Period for which the Member contributes Basic Deposits.

7.1.2.	The Match for a Pay Period shall be paid to the Plan in the same manner and at the same time as the corresponding Basic Deposits under Section 6.4.
7.2.	Net Match
The amount of the Match that would otherwise be paid to the Plan by the Participating Company on a Member’s behalf may be reduced by an amount that the Participating Company determines, in its sole discretion, is required to be withheld under applicable local law to satisfy all income tax, social insurance, payroll tax, payment on account or other tax- related withholding obligations that may be incurred in the Jurisdiction as a result of the Company Match. This Net Match shall only apply to a Member in a Jurisdiction where (a) the Member incurs current income tax or social insurance, taxes or fees liability on the Match at the time it is paid and (b) the Participating Company is legally required to withhold the amount of such liability from the Member’s current pay, as determined by the Participating Company.
7.3.	Bonus Match
Subject to Section 7.4., in the event a Member is eligible to receive the Bonus Match, instead of receiving a Match pursuant to Section 7.1., the Participating Company shall contribute to the Plan a Match equal to 100% of the Member’s Basic Deposits for the first 1% of the Member’s Base Pay for each Pay Period during the Bonus Match Period. The Bonus Match opportunity shall be made available to an individual only once regardless of the number of times an individual leaves or returns to Service or the number of P&G Companies for which the individual may perform Service. Effective August 11, 2020, no Members will be eligible for a Bonus Match with respect to any payroll period that ends after December 31, 2021.
7.4.	Adjustments
To the extent required or advisable under applicable local law, the Plan Administrator may, in its sole discretion, change the amount of the Match and/or Bonus Match that may be contributed to the Plan pursuant to Sections 7.1. and 7.3., respectively; provided, however, that the Match amount may not exceed 100% of the Member’s Basic Deposits for each Pay Period and the Bonus Match amount may not exceed 100% of the Member’s Basic Deposits for the first 1% of the Member’s Base Pay for each Pay Period.

SECTION 8. SPECIAL PLAN EVENTS
P&G may accept additional funds, securities, or other property into the Plan on behalf of Members as a result of a Special Plan Event. The allocation of such Special Plan Event funds to Member Accounts will be determined under such terms and conditions as the given context may require and/or as otherwise permitted under the Plan in any applicable Jurisdiction. The applicable terms and conditions of any such Special Plan Event shall be communicated to all Members prior to any allocation of funds.

SECTION 9. INVESTMENT OF FUNDS
9.1.	Investments in Shares
Except as otherwise provided in this Section 9, all amounts of money, securities, or other property received under the Plan (including any cash Dividends on Shares) shall be delivered to the Broker or Custodian, as applicable, and initially held in the Unallocated Account, to be invested and reinvested in P&G Shares at the Share Value on the applicable Investment Date.
9.2.	Cash Reserves
9.2.1.
The Broker or Custodian, as applicable, may maintain Cash Reserves to provide funds for (a) investment in Shares, (b) payment of expenses or taxes of the Plan, or (c) cash withdrawals and cash distributions under the Plan. Cash Reserves may be invested in an interest-bearing account denominated in U.S. dollars that is maintained by the Broker or Custodian, as applicable. All earnings on Cash Reserves shall be credited to the Unallocated Account and no earnings on Cash Reserves shall be credited to any Member’s Account or held for the benefit of any Participating Company or P&G.

9.2.2.
Any cash or cash-equivalent Deposits, Match, or Special Plan Event funds awaiting investment in P&G Shares that are not denominated in U.S. dollars when received by the Broker or Custodian, as applicable, shall be converted by the Broker or Custodian into cash or cash equivalents denominated in U.S. dollars as soon as practicable following the Broker or Custodian’s receipt of such contributions.

9.2.3.	Any currency exchange involving Cash Reserves may be made through the currency exchange facilities of the Broker or Custodian, as applicable, in its sole discretion.

SECTION 10. EXPENSES AND FEES
10.1.	Plan Expenses
The expenses of administering the Plan will be paid by P&G or the Participating Companies, and may be paid out of the earnings on the Cash Reserves.
10.2.	Share Transaction Expenses
Brokerage fees, transfer taxes, and any other expenses incident to the purchase or sale of Shares or other securities by the Broker or Custodian, as applicable, shall be deemed to be part of the cost of the purchase or sale of such securities and are thus borne by the Member.

SECTION 11. VESTED INTERESTS
Each Member shall always have a fully Vested Interest in all amounts credited to his or her Account under the Plan, except as may be required under the terms and conditions applicable to the payment of Special Plan Event funds, Dividends, and/or other special, non- recurring Participating Company Contributions. In the event that a Member does not have a Vested Interest in any amount credited to his or her Account under the Plan, any portion of the Account that is forfeited by the Member will be returned to the Member’s Participating Company, unless otherwise required by P&G. In such case, the Participating Company will receive a cash payment consisting of any cash contributions, earnings, or Dividends that have been forfeited by the Member plus the aggregate Share Value obtained by liquidating any forfeited Shares on the applicable Sales Date.

SECTION 12. WITHDRAWALS
12.1.	In General
A Member in Service may elect to make a withdrawal from his or her Vested Interest of Mature Shares, in accordance with established administrative procedures. The amount of the withdrawal shall be paid to the Member as soon as practicable following the first Sales Date after the receipt of the Member’s withdrawal request.
12.2.	Amount of Withdrawal
12.2.1.	The Member shall specify the number of non-P&G Shares and/or the number of whole Mature P&G Shares the Member wishes to withdraw or liquidate. A member may not withdraw P&G Shares that are not Mature.
12.2.2.	A Member whose Account only has Mature Shares may specify that all Shares in the Account be liquidated.
12.2.3.
In the case of a cash withdrawal, the cash amount to be paid to the Member shall be the aggregate Share Value on the Sales Date, converted, if necessary, into the appropriate currency for the Member’s Jurisdiction as soon as practicable after such Sales Date.

12.3.	Priority of Withdrawal/Liquidation
Mature non-P&G Shares will be withdrawn or liquidated before Mature P&G Shares and neither non-P&G Shares or P&G Shares may be withdrawn or liquidated before they become Mature.
12.4.	Limitation on Withdrawals
Members will be subject to any limitations on withdrawals set by the Broker or Custodian, as applicable.
12.5.	Accelerated Maturity
Effective August 11, 2021, in the event a Member permanently transfers from one market to another market, all P&G Shares credited to the Member’s Account will be retained in the account and Mature upon their original timing, unless withdrawal is required by local law. In those jurisdictions, shares will immediately Mature upon permanent transfer from one market to another market, as noted in the special rules for such jurisdictions in Appendix 1 and as adopted pursuant to Section 3.4. of the Plan.
12.6.	Form of Payment
Withdrawals will made in either a single sum cash payment or Shares as soon as practicable after the Sales Date. Only P&G Shares can be distributed in the form of Shares. Non-P&G Shares can only be distributed in cash, unless otherwise determined by P&G.

SECTION 13. TERMINATION FROM SERVICE
13.1.	Termination from Service
13.1.1.
Upon Termination from Service, a Member will no longer be eligible to participate in the Plan and no further Deposits or Participating Company Contributions will be made to the Account with respect to such Member.

13.1.2.	Upon Termination from Service, all Shares immediately become Mature.

SECTION 14. RIGHTS AND RESTRICTIONS APPLICABLE TO SHARES
14.1.	Shareholder Rights Generally
Participation in the Plan will not confer on any Member the rights of a shareholder of P&G until the date on which P&G Shares are purchased on an Investment Date.
14.2.	Voting Rights
Members will have the sole right to vote the P&G Shares held in their Accounts.
14.3.	Cash Dividends
14.3.1.
Members with Accounts held by a Broker may reinvest all or a portion of cash Dividends paid on Shares into the Plan, if permitted under local law, or receive Dividends as a cash payment, less any applicable United States Federal income tax withheld at the source. Such Members must elect their dividend payment option according to established procedures of the Broker. If the cash Dividends are reinvested in the Plan, the Broker shall credit the Member’s Account on the basis of the Share Value on the Investment Date.

14.3.2.
Unless the Plan Administrator determines otherwise, any cash Dividends on Shares received by a Custodian with respect to a Member shall be held in the Unallocated Account and invested by the Custodian in Cash Reserves until the next Investment Date. On that Investment Date, the P&G Shares so acquired shall be credited to the Member’s Company Account on the basis of the Share Value on that Investment Date.

14.3.3.	If Members in a Jurisdiction incur income tax liability on the amount of cash Dividends that are earned on Shares, the Members shall be solely responsible for the payment of such income taxes.

14.4.	Dilution and Other Adjustments
In the event of any changes in the outstanding Shares by reason of any Share dividend or split, recapitalization, rights issue, merger, consolidation, spin-off, reorganization, combination or exchange of Shares or other similar corporate change, then, if P&G so determines that such change equitably requires an adjustment to Members’ Accounts or any other adjustment, such adjustments shall be made by P&G under such uniform terms and conditions as it deems appropriate.
14.5.	No Restriction on Right to Effect Corporate Changes
The Plan shall not affect in any way the right or power of P&G or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in P&G’s capital structure or its business, or any merger or consolidation of P&G, or any issue of stock or shares or of options, warrants, or rights to purchase stock or shares or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of P&G, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

SECTION 15. ADOPTION AND WITHDRAWAL BY A P&G COMPANY
15.1.	Adoption of Plan
Any P&G Company may adopt the Plan by appropriate action of its board of directors or equivalent governing body with the consent of P&G. Any P&G Company which so adopts the Plan shall be deemed thereby to appoint P&G and the Plan Administrator its exclusive agents to exercise on its behalf all of the power and authority conferred upon P&G under the Plan. The authority of P&G to act as such agent shall continue until the Participating Company withdraws from the Plan.
15.2.	Withdrawal Procedures
15.2.1.
Any Participating Company may withdraw from its participation in the Plan by giving P&G prior notice specifying a withdrawal date which shall be a Valuation Date at least 60 days (or such shorter period as P&G may consent to) subsequent to the date such notice is received by P&G. P&G may terminate any Participating Company’s participation in the Plan, as of any withdrawal date it specifies, for any reason, including, but not limited to, the failure of the Participating Company to make proper Participating Company Contributions or to take appropriate action to assure compliance with any other provision of the Plan or any applicable requirements of any Jurisdiction or Agency. Notice of any withdrawal of a Participating Company from the Plan by P&G shall be given to the Plan Administrator and the withdrawing Participating Company.

15.2.2.
The transfer of a Participating Company or a division, facility, operation, or trade or business of a Participating Company to an entity that is not a P&G Company with respect to a group of Members shall be treated as a withdrawal of a Participating Company for purposes of this Section 15 without further action by P&G or any Participating Company.

15.3.	Contributions Upon Withdrawal
Upon the withdrawal of any Participating Company, no further Deposits or Participating Company Contributions on behalf of affected Members shall be made for Pay Periods ending after the withdrawal date. Any rights of Members who had been or are employed by other P&G Companies shall be unaffected by such withdrawal.
15.4.	Effect of Withdrawal

Upon a Participating Company’s withdrawal from the Plan, the Shares in Accounts of affected Members will become Mature.

SECTION 16. AMENDMENT OR TERMINATION OF THE PLAN
16.1.	Amendment and Termination
16.1.1.
P&G (through the Board and/or the Compensation Committee) reserves the right at any time, either prospectively or retroactively, to amend, suspend, or terminate the Plan, any contributions thereunder, in whole or in part, and for any reason and without the consent of any Member, Beneficiary, or P&G Company. Prompt notice specifying the adoption date and effective date of any amendment, modification, suspension, or termination of the Plan shall be given by P&G to all Participating Companies.

16.1.2.
The Participating Company reserves the right, with the consent of P&G, at any time either prospectively or retroactively, to amend or suspend any sub-plan to the Plan (including any country-specific rules) with respect to its employees in a Jurisdiction, or any contributions thereunder, in whole or in part, and for any reason without the consent of any Member or Beneficiary.

16.1.3.
No action contemplated by this Section 16.1 shall reduce the number of Shares credited to any Member’s Account as of the Sales Date coincident with or next preceding such action, nor shall such action materially and substantially diminish any Member’s rights with respect to such Account balance under the Plan prior to such action.

16.2.	Complete Termination of the Plan
Upon complete termination of the Plan by P&G with respect to all Participating Companies, no further Deposits or Participating Company Contributions on behalf of Members shall be made for Pay Periods ending after the effective date of such termination and no amount shall thereafter be payable under the Plan to or in respect of any Member except as provided in this Section 16. Transfers, distributions, or other dispositions of the assets of the Plan as provided in this Section 16 shall constitute a complete discharge of all liabilities under the Plan.
16.3.	Final Distribution
Subject to receipt of such Agency determinations, approvals, or notifications as P&G may deem necessary or advisable for a Jurisdiction with the advice of the corresponding Participating Company, all Shares in Member Accounts will immediately become Mature. Any remaining amounts credited to the Unallocated Account shall be credited to each prior Member’s Account to the extent P&G determines it is practicable.
16.4.	Plan Term; Approval by Shareholders
The Plan, as amended and restated, was adopted by P&G on August 11, 2020 and, subject to the approval of the shareholders of P&G, shall be in effect from the date on which the Plan is approved by the shareholders of P&G at its annual meeting in 2020 (the “Approval Date”) until the earlier of (a) the tenth anniversary of the Approval Date or (b) the date on which the Plan is terminated in accordance with this Section 16. The Plan Administrator, in its sole discretion, shall determine when the first Deposits and Participating Company Contributions for each Participating Company or sub-plan can be made to the Plan after the Approval Date. Any P&G Shares purchased under the Plan prior to the determination that the Participating Company or sub-plan can make contributions to the Plan after the Approval Date shall be subject to the terms and conditions of the Plan as in effect prior to the Approval Date.

SECTION 17. GENERAL LIMITATIONS AND PROVISIONS
17.1.	Decrease in Value of Assets
Each Member, Beneficiary, or other person shall bear all risks in connection with any decrease in the value of the assets of the Member’s Account, including, but not limited to, decreases in the value of Shares and losses incurred as a result of changes in the currency exchange rates, and neither P&G nor the Participating Company, nor any employee, officer or director thereof, shall be liable or responsible therefor.
17.2.	Withholding
The appropriate P&G Company may cause to be made, as a condition precedent to any dividend, withdrawal, distribution, or other payment in connection with the Plan, appropriate arrangements for the withholding of any taxes or social insurance contributions, taxes, or fees required for a Jurisdiction, including an appropriate reduction in the amount of any such payment.
17.3.	Sole Source of Benefits
The Account maintained for a Member by the Broker or Custodian, as applicable, shall be the sole source of benefits under the Plan for that Member, and P&G and the Participating Company shall not have any responsibility for payment of such benefits, and each Member, Beneficiary, or other person who shall claim the right to any payment under the Plan shall be entitled to look only to such Account for such payment and shall not have any right, claim, or demand against any other separate account of the Plan Administrator, P&G, or any other P&G Company, or any employee, officer or director thereof.
17.4.	No Right to Employment
Nothing contained in the Plan shall give any employee the right to be retained in the employment of any P&G Company or affect the right of any such employer to dismiss any employee. The adoption and maintenance of the Plan shall not constitute a contract between any Participating Company and any employee or consideration for, or an inducement to or condition of, the employment of any employee.

17.5.	Alienation
No amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall, or attempt to, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan or any part thereof, or if, by reason of his or her bankruptcy or other event happening at any such time, such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then P&G and/or the Participating Company, if either party so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as P&G and/or the Participating Company may deem proper.
17.6.	Member Information
Each Member or other interested person must provide to the Plan Administrator, and keep updated, an up-to-date mailing address, tax documents, and other information as may be reasonably required for administration of the Plan.
17.7.	Return of Contributions
17.7.1.
Notwithstanding any other provisions of the Plan, if any Participating Company Contribution or Deposit is made by mistake of fact or law, an amount shall be returned upon the direction of the Participating Company to P&G.

17.7.2.
The amount to be returned under Section 17.7.1 shall be the lesser of (a) the amount paid to the Plan or (b) the value of the portion of the Member’s Account attributable to such Participating Company Contribution or Deposit, as of the Sales Date next following the date of such direction. Such amount shall be returned as soon as practicable after such Sales Date.

17.7.3.	In the event the amount returned exceeds the amount paid to the Broker or the Custodian, as applicable, any excess shall be credited to the Unallocated Account as of such Sales Date.
17.8.	Beneficiary(ies)
At the time of a Member’s death, beneficiaries designated in accordance with established administrative procedures of the Broker or Custodian, as applicable, shall receive the amount, if any, payable under the Plan upon the death of a Member.
17.9.	Severability
Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

17.10.	Corporate Transaction
In the event of a proposed sale of all or substantially all of the assets of P&G, or the merger or consolidation of P&G with or into another entity, then the Plan Administrator, in its sole discretion, shall determine whether the Plan will be assumed by the successor corporation or wound-up and terminated.
17.11.	Compliance with Securities Law.
The purchase of P&G Shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and if the purchase of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Stock may then be listed, such P&G Shares may not be purchased. In addition, no P&G Shares may be purchased unless (a) a registration statement under the Securities Act of 1933, as amended, shall at the time of purchase be in effect with respect to the P&G Shares issuable on the Investment Date, or (b) in the opinion of legal counsel to P&G, the P&G Shares issuable on an Investment Date may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the purchase, P&G may require the Member to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by P&G. In the event that the issuance of P&G Shares under the Plan would not comply with any applicable law, then all affected contributions will be refunded as soon as administratively practicable (without the Participating Company Contributions or interest).
17.12.	Notices
All notices or other communications by a Member to P&G or a Participating Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by P&G or the Participating Company, as applicable, at the location, or by the person, designated by P&G or the Participating company, as applicable, for the receipt thereof.
17.13.	Captions and References
The captions preceding the Sections of the Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision of the Plan.
17.14.	Governing Law
17.14.1.
Except as otherwise expressly required under the laws of a Jurisdiction, the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, United States of America, without resort to the conflict of laws principles thereof.

17.14.2.
Should any provision of this Plan be determined by a court of competent jurisdiction to be unlawful or unenforceable for a Jurisdiction, such determination shall in no way affect the remaining provisions of the Plan or the application of that provision in any other Jurisdiction.

Appendix 1: Special Rules and Procedures

Appendix 2: Sub-Plan to the Procter & Gamble Company International Stock Ownership Plan